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                                                                      EXHIBIT 99


PRESS RELEASE
AUGUST 1, 2001

TULSA, Okla. - Williams Communications Group, Inc. (NYSE: WCG) today announced unaudited second quarter consolidated revenues of $281.3 million, an increase of $102 million, or 57 percent, over the second quarter 2000. Network services revenue for the second quarter totaled $255.1 million. EBITDA (consolidated earnings before interest, taxes, depreciation and amortization and other adjustments) including cash investment gains of $44.1 million, was $14.3 million in the second quarter. Excluding the cash investment gains, operational EBITDA was a loss of $29.8 million, an improvement versus the first quarter 2001 loss of $44.6 million. Current quarter operational EBITDA performance, which favorably exceeded market expectations and company guidance, reflects continued growth in Network gross margins. Net loss attributable to common stockholders, which in addition to operating results includes items such as depreciation and amortization, interest, taxes, non-cash mark-to-market adjustments and preferred dividends, was $250.1 million on a consolidated basis, or 51 cents per share, also favorably exceeding market expectations. Net loss in second quarter 2000 of $3.9 million included a one-time, non-cash gain of $214.7 million.

"At a time when our sector is facing significant challenges, we continue to gain momentum by profitably increasing our revenues, growing our customer base and posting financial operating results that meet and exceed expectations," said Howard Janzen, chairman and chief executive officer of Williams Communications. "Accordingly, we stand firm on our commitment to be operational EBITDA positive by year-end."

LIQUIDITY AND FINANCIAL POSITION

During the course of the second quarter, the company continued to execute on its previously announced financing plan. Executed during the second quarter were an upsizing of the company's bank facility by $450 million, closing on the sale of Williams Communications Solutions' Canadian assets ($38 million), and further monetization of the technology farm system stock portfolio ($60 million). In addition, Williams Communications agreed to the sale of its remaining investment in ATL to American Movil ($400 million), with a closing anticipated in the third quarter of 2001.

The company had cash and short-term investments as of June 30, 2001 of approximately $1.3 billion and has an additional $525 million available under a bank credit facility revolver. In addition to closing the sale of ATL in the third quarter, the company expects to upsize the bank facility by an additional $300 million by the first quarter of 2002, close on a sale-leaseback of the Williams Communications Technology Center ($275 million) in the third quarter of 2001 and issue equity ($225 million) by year-end.

CAPITAL EXPENDITURES

Capital expenditures for the quarter were $370.5 million, including $21.6 million of capitalized interest. These expenditures were focused on enhancing the capacity and functionality of the intercity network, providing local access services, expanding the domestic network and providing connectivity for overseas customers to the domestic network.

FINANCIAL HIGHLIGHTS BY SEGMENT FOR THE SECOND QUARTER

Network Services

Network revenue was $255.1 million, an increase of 75 percent over second quarter 2000. This was at the low end of guidance, as Network focused on profitable revenue growth to accelerate EBITDA performance and deferred to future periods several planned customer contract assignments. As a result, Network operating EBITDA for the second quarter was a loss of $20.4 million, substantially favorable to company guidance, and continuing the drive to turn EBITDA positive by year-end. The second quarter operating EBITDA loss compares favorably to an EBITDA loss of $56.3 million in the second quarter of 2000 and an EBITDA loss of $35.5 million in the first quarter of 2001. Contributing to the improvement are expanding margins, resulting from profitable revenue growth, greater on-net utilization and strong expense control.

Vyvx Broadband Media

The Vyvx Broadband Media segment reported second quarter revenue of $39.9 million, a $1.9 million decrease compared to the second quarter of 2000, and a $0.5 million decrease from the first quarter of 2001, consistent with the overall softening of the general economy. The segment reported an EBITDA loss of $8 million in the second quarter compared to an EBITDA loss of $8.2 million in the first quarter of 2001. This loss is consistent with expectations as costs associated with the development of the company's MediaXtranet(SM) business more than offset the performance of the traditional Vyvx business.


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Strategic Investments

The Strategic Investments segment reported an EBITDA loss of $1.3 million compared to a first quarter EBITDA loss of $0.9 million. Strategic Investments results primarily represent costs associated with managing Williams Communications' equity investment in ATL.

OPERATIONAL HIGHLIGHTS FOR THE SECOND QUARTER

Williams Communications Completes Transition to Fully Independent Company
On April 23, 2001, Williams Communications' former parent company, The Williams Companies, Inc. (NYSE: WMB), completed the distribution of approximately 400 million shares of Williams Communications common stock to WMB shareholders in the form of a tax-free dividend. The distribution creates additional liquidity for Williams Communications stock and gives investors the ability to participate directly in the future growth of Williams Communications and the vast potential of broadband connectivity. This action marked the final step on Williams Communications' path to becoming a fully independent operating company.

Customer Base and Volumes Continue to Grow

At the end of the quarter, the company had a financially strong and diversified customer base totaling 271 customers - a 73 percent increase year-over-year. Significant new Network services customers and expanded services to existing customers in the second quarter included TyCom, TouchAmerica, TeleGlobe, Vartec and Yipes.

Customer growth in the third quarter is off to a strong start, as the company has announced the signing of several new customers in the month of July alone. These represent high quality, bandwidth-intensive customers such as USAN, RoseTel and Cox Communications and compliment Williams Communications existing customer base of companies such as SBC, KDDI, WorldCom/UUNet, Disney/ABC, and TeleGlobe.

"As the industry continues to transition and consolidate, we are pleased to report little customer churn during the quarter," Janzen said. "In fact, while our competition continues to lose or disconnect customers, our focus on high credit quality customers has positioned us to grow our customer base."

Williams Communications continued to work closely with SBC Communications to jointly develop new market opportunities to drive on-net traffic to Williams Communications' network. As of June 30, 2001, SBC Communications Inc., through its alliance with Williams Communications, was offering long distance service to residential and business customers in Texas, Kansas and Oklahoma. At the end of the second quarter, SBC had approximately 2.8 million long distance lines in these states, an increase of nearly 600,000 lines, or 27 percent, since the first quarter of this year. SBC has pending applications to enter the long distance markets of California, Nevada, Arkansas and Missouri.

Operational Excellence and Execution

During the quarter, Williams Communications continued to set the bar for world-class service delivery and customer satisfaction by accelerating provisioning speed and performance of its award-winning network. Focusing on operational excellence, the company has become an industry leader in service velocity by delivering on 96 percent of its firm order commitments and meeting customer requested due dates 87 percent of the time.

Williams Communications' voice performance and growth also continue to lead the industry. Voice network performance for the quarter was four times better than the industry average. This benchmark performance was accomplished even as voice traffic continued to surge on the network. For the quarter ending June 30, 2001, voice traffic exceeded 2.6 billion minutes, up from approximately 705 million minutes in the same quarter last year. This statistic validates the company's position as a market share attacker in the industry.

To provide customers with optimum network reliability, the company introduced an enhanced service level agreement (SLA) for its Dedicated Internet Access service. The SLA guarantees average monthly roundtrip latency of 55 milliseconds, one of the lowest in the industry, which allows customers to transport and download information at even faster speeds. In addition, the new SLA provides for 99.999% network availability with packet loss of less than 1%, providing customers with the reliability necessary for transport of mission-critical information. Current customers benefiting from this valuable platform include SBC Internet Services, Telmex and KDDI.

Vyvx Broadband Media

During the quarter, Williams Communications' Vyvx Broadband Media unit continued to reinforce its leadership position in the industry by deploying new technological capabilities and expanding relationships with media and entertainment customers.

In July, Williams Communications finalized a strategic partnership with iBEAM Broadcasting, a leading provider of streaming communications solutions, whereby Williams Communications acquired a 49 percent ownership in iBEAM. The alliance leverages Williams Communications' broadband media services infrastructure and customer relationships with top-tier media and entertainment companies, and provides the Vyvx Broadband Media group with access to advanced streaming media capabilities.


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The company also continued to deliver best-in-class broadcast transmission services. In June, Williams Communications provided broadcast transmission services for the NBA and NHL Championships, as well as the 101st U.S. Open golf tournament. The company also began providing broadcast transmission services for the 2001 Major League Baseball season games in the second quarter. Williams Communications will carry more than 2,000 MLB games in 2001, including the recent All-Star Game and the World Series.

GUIDANCE

Williams Communications continues to experience strong demand for domestic network services and price declines consistent with plan. Consequently, Williams Communications is reaffirming Network revenue guidance with two timing modifications. First, the company is deferring to 2002 any new revenue associated with future SBC Section 271 long distance relief. This primarily involves the states of California, Missouri, Arkansas, and Nevada, and in aggregate totals approximately $35 million in revenue. Second, the company is deferring approximately $55 million of our previously-expected international revenue growth into 2002, consistent with delays experienced in bringing certain undersea cables online and weaker demand outside of the United States. With these deferrals, Network revenue for 2001 is now projected at $1.1 to 1.2 billion. Available on the company's website is an update of the same analysis of expected Network revenue growth as was shown at Williams Communications Analyst Conference in February. This analysis will be discussed in greater detail during the earnings call.

Network EBITDA projections again remain unchanged at a $90 million loss for the year. The adverse effect of the previously-disclosed Winstar bankruptcy filing, as well as the SBC Section 271 relief and international revenue adjustments referenced above, is offset by expanding margins, reflective of a favorable product mix, greater on-net capacity utilization, and the expected benefits from our recently implemented staff adjustment.

Williams Communications' Vyvx Broadband Media unit revenue guidance is being reduced by $5 million to $160 million from $165 million for the year. This change is consistent with the general slowing of the overall economy. The EBITDA loss for this business remains at $39 million for 2001.

Having completed a mid-year review of capital expenditure requirements, the company is updating guidance to reflect a reduction in projected capital spending for the 2001-2002 period, from $3.2 billion to $2.0 billion. The reduced capital requirements reflect: 1) the redeployment of warehouse equipment, 2) availability of better-than-expected equipment pricing, and 3) greater capacity realization from deployed technology.

Williams Communications continues to project turning EBITDA positive on an annual run rate basis by year-end 2001 and becoming free cash flow positive by year-end 2003. In addition, with the revised cap-ex plan and continued execution of the previously announced financing plan, the company now expects to be funded into 2004. Detailed guidance on liquidity can also be accessed on our website.

The expected net loss for the year remains unchanged at $1.1 billion, or $2.29 per share. This excludes any potential non-recurring impairment charge as previously disclosed that may be required related to Williams Communications' investment in Winstar wireless hub capacity.

WEBCAST AND CONFERENCE CALL REPLAY SCHEDULED

A conference call will be held at 10:00 am Eastern Time with Howard Janzen, chairman and chief executive officer, and Scott Schubert, chief financial officer, to discuss second quarter financial results. A live audio webcast of the conference call may be heard at www.williamscommunications.com. Following the conclusion of the call, a replay will be available through end-of-day Wednesday, August 8. The replay number is 888-203-1112, passcode 411741. An audio webcast replay will also be available at www.williamscommunications.com

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

Based in Tulsa, Okla., Williams Communications Group, Inc., is a leading broadband network services provider focused on the needs of bandwidth-centric customers. Williams Communications operates the largest, most efficient, next-generation network in North America. Connecting 125 U.S. cities and reaching five continents, Williams Communications provides customers with unparalleled local-to-global connectivity. By leveraging its infrastructure, best-in-breed technology, connectivity and network and broadband media expertise, Williams Communications supports the bandwidth demands of leading communications companies around the globe. For more information, visit www.williamscommunications.com.

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All trademarks are the property of their respective owners. Statements made in this press release regarding the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements and are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected. These risks, assumptions and uncertainties include further deterioration in the capital markets and telecommunications industry; collection of proceeds from the sale of the Solutions business; completion of the sale and collection of the proceeds of the company's remaining economic interest in ATL; completion of the sale-leaseback of the Williams Technology Center; consummation of a transaction to issue equity to a strategic investor; managing operating costs and capital spending without limiting revenue growth; the financial health of the company's customers; adverse changes in the technology, regulatory or business environment; adverse changes in competitive market factors affecting the company; adverse economic or political events; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission, including its Registration Statements.

Contacts:


Anthony Hoffman                         Patricia Kraft
Williams Communications (media)         Williams Communications (investors)
(918) 573-0159                          (918) 573-0649
anthony.hoffman@wcg.com                 mail to:patricia.kraft@wcg.com